                                                                    EXHIBIT 2.17

                            ASSET PURCHASE AGREEMENT

         THIS ASSET PURCHASE AGREEMENT (this "Agreement") is dated as of the 1st day of May, 1998, by and among JOHNSON EYE INSTITUTE, P.A. a Florida professional association ("Seller"), SEVER, PUSATERI & CORTELLI, M.D., P.A., a Florida professional association (the "Managed Medical Practice"), OPTOMETRIC ASSOCIATES OF FLORIDA, P.A., a Florida professional association (the "Managed Optometric Practice"; the Managed Medical Practice and the Managed Optometric Practice are together referred to as the "Managed Practices"), VISION TWENTY-ONE, INC., a Florida corporation ("Vision 21"), and DAVID A. JOHNSON, M.D. (the "Physician").

                              W I T N E S S E T H:

         WHEREAS, the Physician owns all of the issued and outstanding shares of capital stock of the Seller;

         WHEREAS, the Physician is an ophthalmologist who is licensed to practice ophthalmology in the State of Florida, and who currently conducts an ophthalmology and optometry practice through the Seller located in Zephyrhills, Florida, and Dade City, Florida (collectively, the "Practice");

         WHEREAS, Vision 21 provides business management services and facilities for eye care professionals and related businesses, including the Managed Practices;

         WHEREAS, the Managed Medical Practice is a medical professional association with its principal place of business at 13602 North 46th Street, Tampa, Florida 33613;

         WHEREAS, the Managed Optometric Practice is an optometric professional association with its principal place of business at 7209 Bryan Dairy Road, Largo, Florida 34777; and

         WHEREAS, Seller desires to sell, assign and transfer all of its Medical Assets (as defined herein) to the Managed Medical Practice, all of its Optometric Assets (as defined herein) to the Managed Optometric Practice and all of its Non-Medical Assets (as defined herein) to the extent permitted by law to Vision 21, and Vision 21 and the Managed Practices desire to purchase, assume and acquire such assets and assume certain liabilities of the Seller in exchange for the consideration provided herein.

         NOW, THEREFORE, in consideration of the respective covenants, representations, warranties and agreements herein contained, and intending to be legally bound hereby, the parties hereto hereby agree as follows:

                          ARTICLE I - PURCHASE AND SALE

         1.1. Purchase and Sale of Non-Medical Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to Vision 21, and Vision 21 agrees to purchase, assume, accept and acquire, all of Seller's right, title and interest in and to the assets of Seller relating to the Practice consisting of all the assets (other than the Medical Assets specified in Section 1.2(a) hereof, the Optometric Assets specified in Section 1.2(b) hereof and the Excluded Assets specified in Section 1.3 hereof) as set forth on SCHEDULE 1.1, of every kind, character and description, whether tangible, real, personal, or mixed, and wheresoever located, whether carried on the books of Seller or not carried on the books of Seller due to having been expended, fully depreciated, or otherwise (collectively, the "Non-Medical Assets"), and including without limitation the following (except to the extent that any of the following are specifically enumerated as Excluded Assets in Section 1.3 hereof) to the extent permitted by applicable law:

                  (a) all machinery, equipment, tools, furniture, furnishings, goods, and other tangible personal property;

                  (b) all supplies (but not the medical, optometric or optical supplies described as "Medical Assets" or "Optometric Assets" in Section 1.2(a) or (b) hereof);

                  (c) all leases of instruments, equipment, furniture, machinery and other items of tangible personal property (including rights to any security deposits with respect to such leases);

                  (d) all prepaid items, notes and unbilled costs and fees (excluding intercompany and related party debts);

                  (e) to the extent permitted by applicable law, all rights under any written or oral contract, agreement, plan, instrument, registration, license, certificate of occupancy, other permit or approval of any nature, or other document, commitment, arrangement, undertaking, practice or authorization (but not the third party payor contracts, licenses, certificates or authorizations described as "Medical Assets" or "Optometric Assets" in Section 1.2(a) or (b) hereof);

                  (f) all rights under any patents, trademarks, service marks, trade names or copyrights, whether registered or unregistered, and any applications therefor, except for the names "Johnson Eye Institute" and "NewLight Eye Laser Surgery Center";

                  (g) all data bases used in the Practice or under development;

                  (h) all rights arising out of occurrences before or after the Closing, including without limitation, all representations, warranties, covenants and guaranties made or provided by third parties to or for the benefit of Seller with respect to any of the Non-Medical Assets;

                  (i) all books and records of Seller, including, without limitation, all credit records, payroll records, computer records, computer programs, contracts, agreements, operating manuals, schedules of assets, correspondence, books of account, files, papers, books and all other public and confidential business records, whether such records are in hard copy form or are electronically or magnetically stored; provided, however, that all financial records necessary for the preparation of tax returns or to support previously filed tax returns shall be retained by Seller, which shall maintain such records for seven (7) years after the Closing Date and permit Vision 21 to review or obtain copies of such records, at Vision 21's cost, subsequent to the Closing Date;

                  (j) all information, files, records, data, plans, contracts and recorded knowledge, including supplier lists and employee records related to the foregoing and the operation of the Practice;

                  (k) accounts receivable of Seller existing as of the effective date of this Agreement; and

                  (l) all cash in registers or petty cash drawers (which shall on the Closing Date be at least ninety percent (90%) of the average daily cash balance held in such locations in the twelve (12) month period preceding the Closing Date).

         1.2. (a) Purchase and Sale of Medical Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to the Managed Medical Practice, and the Managed Medical Practice agrees to purchase, assume, accept and acquire all of Seller's right, title and interest in and to the assets of Seller consisting of all the assets (other than the Non-Medical Assets specified in Section 1.1 hereof, the Optometric Assets specified in Section 1.2(b) hereof and the Excluded Assets specified in Section
1.3 hereof), of every kind, character and description, whether tangible, or intangible, and wheresoever located, whether carried on the books of Seller due to having been expended, fully depreciated or otherwise (the "Medical Assets"), including, without limitation, the following (except to the extent that any of the following are specifically enumerated as Excluded Assets in Section 1.3 hereof) to the extent permitted by applicable law:

                           (i) medical patient lists, including names, addresses
                  and telephone numbers;

                           (ii) medical records;

                           (iii) all rights in employment contracts with
                  physicians employed by Seller (except for the Employment Agreement between Physician and Seller in effect immediately prior to the effective date of this Agreement);

                           (iv) medical supplies, (excluding optometric and
                  optical supplies), drugs, pharmaceuticals, products, substances and items;

                           (v) third party payor contracts (except for rights to
                  purchased accounts receivable) with respect to the provision of medical eye care services;

                           (vi) licenses, certificates of need,
                  Medicare/Medicaid certifications and other governmental authorizations necessary to provide medical services and to be paid therefor by applicable third party payors; and

                           (vi) any other asset that legally cannot be owned by
                  a party that is not a physician.

                  (b) Purchase and Sale of Optometric Assets. Subject to the terms and conditions herein set forth, and in reliance upon the representations and warranties set forth herein, Seller agrees to sell, convey, assign, transfer and deliver to the Managed Optometric Practice, and the Managed Optometric Practice agrees to purchase, assume, accept and acquire all of Seller's right, title and interest in and to the assets of Seller consisting of all the assets (other than the Non-Medical Assets specified in Section 1.1 hereof, the Medical Assets specified in Section 1.2(a) hereof and the Excluded Assets specified in
Section 1.3 hereof), of every kind, character and description, whether tangible, or intangible, and wheresoever located, whether carried on the books of Seller due to having been expended, fully depreciated or otherwise (the "Medical Assets;" the Non-Medical Assets, the Optometric Assets and the Medical Assets are collectively referred to as the "Assets"), including, without limitation, the following (except to the extent that any of the following are specifically enumerated as Excluded Assets in Section 1.3 hereof) to the extent permitted by applicable law:

                           (i)   all inventory;

                           (ii) optometric patient lists, including names, addresses and telephone numbers;

                           (iii) optometric records;

                           (iv) all rights in employment contracts with optometrists employed by Seller;

                           (v)   optometric supplies, including optical
                  supplies, drugs, pharmaceuticals, products, substances and items;

                           (vi) third party payor contracts (except for rights to purchased accounts receivable) with respect to the provision of optometric services;

                           (vii) licenses, certificates of need,
                  Medicare/Medicaid certifications and other governmental authorizations necessary to provide optometric services and to be paid therefor by applicable third party payors;

                           (viii) eyeglasses, lenses and other eye wear; and

                           (ix) any other asset that legally cannot be owned by a party that is not optometrist-owned.

         1.3. Excluded Assets. Notwithstanding the foregoing, none of the Medical Assets, the Optometric Assets or the Non-Medical Assets shall include any of the following (collectively, the "Excluded Assets"):

                  (a) life insurance policies covering the life of the Physician or any employee of Seller;

                  (b) personal effects listed on SCHEDULE 1.3;

                  (c) cash and cash equivalents in banks, certificates of deposit, commercial paper and securities owned by Seller (but excluding cash held in registers or petty cash drawers on the Closing Date which shall be transferred to Vision 21);

                  (d) all assets presently located at or used exclusively for the conduct of Seller's medical practice located at 2119 Brandon Boulevard West, Brandon, Florida 33511 (the "Brandon Practice") and which are listed and described on SCHEDULE 1.3; provided, however, that such Excluded Assets shall not include any assets moved to the Brandon Practice from other locations of the Practice within the last six (6) months, and any such assets moved in the last six (6) months shall be included among the Assets transferred pursuant to this Agreement;

                  (e) the names "Johnson Eye Institute" and "NewLight Eye Laser Surgery Center";

                  (f) the leases of real property located at 38038 North Avenue, Zephyrhills, Florida 33540, and 13940 South 7th Street, Dade City, Florida 33525, which leases have been terminated as of the effective date of this Agreement, and which locations shall be leased to Vision 21 pursuant to the Lease Agreements described in Section 2.2(a)(v);

                  (g) the Employment Agreement between Physician and Seller in effect immediately prior to the effective date of this Agreement;

                  (h) the three (3) minivans owned by Seller.

         1.4. The Purchase Price. Vision 21 agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Non-Medical Assets of Seller to Vision 21, and the acceptance by Vision 21 of such Non-Medical Assets and the assumption by Vision 21 of those liabilities listed on SCHEDULE 1.6 hereto, Vision 21 shall deliver to Seller at the Closing the consideration (the "Non-Medical Assets Purchase Price") set forth in SCHEDULE 1.4 hereto. The Managed Medical Practice agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Medical Assets of Seller to the Managed Medical Practice, and the acceptance by the Managed Medical Practice of such Medical Assets, the Managed Medical Practice shall deliver to Seller at the Closing the consideration (the "Medical Assets Purchase Price") set forth in
SCHEDULE 1.4 hereto. The Managed Optometric Practice agrees that, subject to the terms and conditions of this Agreement, and in full consideration for the aforesaid sale, transfer, conveyance, assignment and delivery of the Optometric Assets of

Seller to the Managed Optometric Practice, and the acceptance by the Managed Optometric Practice of such Optometric Assets, the Managed Optometric Practice shall deliver to Seller at the Closing the consideration (the "Optometric Assets Purchase Price") set forth in SCHEDULE 1.4 hereto. The Non-Medical Assets Purchase Price, the Medical Assets Purchase Price and the Optometric Assets Purchase Price are collectively referred to as the "Purchase Price."

         1.5. Allocation of Purchase Price. The Purchase Price shall be allocated among the Assets as set forth on SCHEDULE 1.5 annexed hereto and made a part hereof. Each of the Seller, Physician, Vision 21 and the Managed Practices hereby covenants and agrees that he or it will not take a position that is in any way inconsistent with the terms of this Section 1.5 on any income tax return, before any governmental agency charged with the collection of any income tax or in any judicial proceeding.

         1.6. Assumption of Certain Obligations and Liabilities. From and after the Closing Date, Vision 21 shall assume and agree to pay or perform, promptly as they become due, only those obligations and liabilities of the Seller expressly set forth on SCHEDULE 1.6 (the "Assumed Obligations"). Except for the Assumed Obligations, none of Vision 21 or the Managed Practices shall assume or be deemed to have assumed or shall be responsible for any other obligation or liability of Company, direct or indirect, known or unknown, absolute or contingent.

                  ARTICLE II - CLOSING, ITEMS TO BE DELIVERED,
                   THIRD PARTY CONSENTS AND FURTHER ASSURANCES

         2.1. Closing. The closing of the transactions contemplated in this Agreement (the "Closing") shall take place at or prior to May 8, 1998 (the date that the Closing takes place is referred to herein as the "Closing Date") at the office of Shumaker, Loop & Kendrick, LLP located at 101 East Kennedy Boulevard, Suite 2800, Tampa, Florida 33602, or at such other location or date as the parties hereto shall mutually agree. Notwithstanding the foregoing language to the contrary, the effective date of Closing shall be deemed to be May 1, 1998.

         2.2. Deliveries of the Seller, Physician, Vision 21 and the Managed Practices at the Closing.

              (a) Seller and Physician shall deliver to Vision 21 the following at or prior to the Closing:

                  (i) such bills of sale with warranties as to title, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in Vision 21 all of Seller's right, title and interest in and to the Non-Medical Assets, including without limitation (A) good and valid title in and to all of the Non-Medical Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Non-Medical Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Non-Medical Assets to which Seller is a party or by which it has rights on the Closing Date; the aforedescribed instruments shall include, without limitation, the Non-Medical Assets Bill of Sale and Assignment (the "Non-Medical Assets Bill of Sale") in the form annexed hereto and made a part hereof as EXHIBIT 2.2(a)(i);

                  (ii) original instruments of consent or waiver duly executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to Vision 21 hereunder and requiring a consent or waiver therefor;

                  (iii) duly executed UCC-3 termination statements evidencing the release of any and all liens upon any of the Non-Medical Assets held by any person or entity;

                  (iv) a copy of resolutions of the Board of Directors of Seller authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                  (v) duly executed Lease Agreements for the real property described in SCHEDULE 3.1(q) (the "Lease Agreements") in the forms annexed hereto and made a part hereof as EXHIBITS 2.2(a)(v)(1) and 2.2(a)(v)(2);

                  (vi) an integration fee in the amount of One Hundred Fifty Thousand Dollars ($150,000) to offset the cost of the initial startup efforts of Vision 21, including the cost of due diligence, financial analysis and the integration of the Practice into Vision 21's eye care delivery system, which such services were rendered prior to March 31, 1998, and which integration fee will be set off by Vision 21 from the Non-Medical Assets Purchase Price (the Purchase Price Schedule reflects such set-off having already occurred);

                  (vii) a License Agreement by and among Seller, Vision 21 and the Managed Practices for the use of the name "Johnson Eye Institute" in the form annexed hereto and made a part hereof as EXHIBIT 2.2(a)(vii) (the "License Agreement"); and

                  (viii) such other certificates and documents as Vision 21 or its counsel may reasonably request.

              (b) Seller and Physician shall deliver to the Managed Practices the following:

                  (i) such bills of sale with warranties as to title, assignments, endorsements and other good and sufficient instruments and documents of conveyance and transfer as shall be necessary and effective to transfer and assign to and vest in the Managed Practices all of Seller's right, title and interest in and to the Medical Assets and the Optometric Assets, including without limitation (A) good and valid title in and to all of the Medical Assets and the Optometric Assets owned by Seller, (B) good and valid leasehold interests in and to all of the Medical Assets and the Optometric Assets leased by Seller as lessee, and (C) all of Seller's rights under all agreements, contracts, commitments, instruments and other documents included in the Medical Assets or the Optometric Assets to which Seller is a party or by which it has rights on the Closing Date; the aforedescribed instruments shall include, without limitation, the Medical Assets Bill of Sale and Assignment (the "Medical Assets Bill of Sale") in the form annexed hereto and made a part hereof as EXHIBIT 2.2(b)(i)(1), and the Optometric Assets Bill of Sale and Assignment (the "Optometric Assets Bill of Sale") in the form annexed hereto and made a part hereof as EXHIBIT 2.2(b)(i)(2)

                  (ii) original instruments of consent or waiver duly executed by third parties with respect to any contracts, agreements, leases or other rights or obligations being transferred to the Managed Practices hereunder and requiring a consent or waiver therefor;

                  (iii) duly executed UCC-3 termination statements evidencing the release of any and all liens upon any of the Medical Assets or the Optometric Assets held by any person or entity;

                  (iv) a Shareholder Physician Employment Agreement by and between Physician and the Managed Medical Practice in the form annexed hereto and made a part hereof as EXHIBIT 2.2(b)(iv) (the "Shareholder Physician Employment Agreement"); and

                  (v) a duly executed Employment Agreement between Ahad Mahootchi, M.D. and the Managed Medical Practice in the form annexed hereto and made a part hereof as EXHIBIT 2.2(b)(v) (the "Non-Shareholder Physician Employment Agreement"); provided, however, that Seller and the Physician shall only be obligated to cooperate with the Managed Medical Practice in causing Dr. Mahootchi to execute and deliver the Non-Shareholder Physician Employment Agreement, and if the parties are unable to cause Dr. Mahootchi to enter into the Non-Shareholder Physician Employment Agreement, Dr. Mahootchi's existing employment agreement will be assigned from Seller to the Managed Medical Practice in accordance with its terms effective July 1, 1998;

                  (vi) duly executed Employment Agreements between Alan O. Maramara, O.D. and Bradley J. Smurr, O.D., on the one hand, and the Managed Optometric Practice, on the other hand, in the forms annexed hereto and made a part hereof as EXHIBIT 2.2(b)(vi)(1) and EXHIBIT 2.2(b)(vi)(2), together (the "Optometrist Employment Agreements"); provided, however, that Seller and the Physician shall only be obligated to cooperate with the Managed Optometric Practice in causing Drs. Maramara and Smurr to execute and deliver the Optometrist Employment Agreements, and if the parties are unable to cause Drs. Maramara and Smurr to enter into the Optometrist Employment Agreements, Drs. Maramara's and Smurr's existing employment agreements will be assigned from Seller to the Managed Optometric Practice in accordance with their respective terms;

                  (vii)  the License Agreement; and

                  (viii) such other certificates and documents as the Managed Practices or their counsel may reasonably request.

Simultaneously with delivery of the items set forth in subsection (a) and (b) of this Section 2.2, Seller shall take all such steps as may be required to put Vision 21 in actual possession and operating control of the Non-Medical Assets and the Managed Practices in actual possession and operating control of the Medical Assets and the Optometric Assets.

              (c) Vision 21 shall deliver to Seller the following at or prior to the Closing:

                  (i)   the Non-Medical Assets Purchase Price;

                  (ii)  the Non-Medical Assets Bill of Sale;

                  (iii) a copy of the resolutions of the Board of Directors of Vision 21 authorizing the execution, delivery and performance of this Agreement and all related documents and agreements and the consummation of the transactions contemplated in this Agreement;

                  (iv)  duly executed Lease Agreements;

                  (v)   the License Agreement; and

                  (vi) such other certificates and documents as Seller or its counsel may reasonably request.

              (d) The Managed Practices shall deliver to Seller and the Physician the following:

                  (i)   the Medical Assets Purchase Price;

                  (ii)  the Medical Assets Bill of Sale;

                  (iii) the Optometric Assets Purchase Price;

                  (iv)  the Optometric Assets Bill of Sale;

                  (v)   the License Agreement;

                  (vi)  the Shareholder Physician Employment Agreement; and

                  (vii) such other certificates and documents as Seller or its counsel may reasonably request.

              (e) The Managed Medical Practice shall deliver to Vision 21 and Vision 21 shall deliver to the Managed Medical Practice a duly executed Amendment to Business Management Agreement in the form of EXHIBIT 2.2(e) by and between the Managed Medical Practice and Vision 21 (the "Amendment"), which shall amend that certain Business Management Agreement between the Managed Medical Practice and Vision 21 dated as of September 1, 1997 (the "Business Management Agreement").

         2.3. Further Assurances. Seller, from time to time after the Closing and at the request of Vision 21 and the Managed Practices, will execute, acknowledge and deliver to Vision 21 and the Managed Practices such other instruments of conveyance and transfer and will take such other actions as Vision 21 or the Managed Practices may reasonably require in order to vest more effectively in Vision 21, or the Managed Practices, or to put Vision 21 or the Managed Practices more fully in possession of, any of the Assets. Each of the parties hereto will cooperate with the other and execute and deliver to the other parties hereto such other instruments and documents and take such other actions as may be reasonably requested from time to time by any other party hereto as necessary to carry out, evidence and confirm the intended purposes of this Agreement.

                  ARTICLE III - REPRESENTATIONS AND WARRANTIES

         3.1. Representations and Warranties of Seller and Physician. Seller and Physician hereby jointly and severally represent and warrant to Vision 21 and the Managed Practices that the following are true and correct as of the date hereof, and shall be true and correct as of the Closing Date as if made on that date, except as set forth on the Schedules attached hereto and made a part hereof, each of which exceptions shall specifically identify and be limited to the relevant subsection hereof to which it relates and shall be deemed to be a representation and warranty as if made hereunder:

              (a) Organization. Seller is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida, with all requisite corporate power and authority to carry on the business in which it is engaged, to own the properties it owns, to execute and deliver this Agreement and to consummate the transactions contemplated hereby. Seller is not duly qualified and licensed to do business in any other jurisdiction. Seller does not have any assets, employees or offices in any state other than the State of Florida.

              (b) Legal Power and Enforceable Obligations. Seller has the power, authority and legal right to own, lease and operate the Assets, to conduct the Practice as currently conducted, and to execute, deliver and perform this Agreement. This Agreement and all the other documents and instruments required to be delivered by Seller and/or Physician in accordance with the provisions hereof have been, or upon their execution and delivery will have been, duly executed and delivered on behalf of Seller and Physician and constitute, or will constitute, the legal, valid and binding obligation of Seller and Physician, enforceable against Seller and Physician in accordance with their respective terms.

              (c) No Violation. The execution, delivery and performance of this Agreement by Seller and Physician do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other person under (i) any existing law, ordinance, or governmental rule or regulation to which Seller or Physician is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to either Seller or Physician, (iii) Seller's Articles or Certificate of Incorporation or Bylaws, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which either Seller or Physician is a party, by which either Seller or Physician may have rights, or by which any of the Assets may be bound or affected, or give any party with rights thereunder the right to terminate, modify, accelerate or otherwise change the existing rights or obligations of Seller or Physician thereunder. No authorization, approval or consent of, and no filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery or performance of this Agreement by Seller or Physician or the sale to Vision 21 and the Managed Practices of the Assets.

              (d) No Third Party Options. There are no existing agreements with, options or commitments to or rights of any person to acquire any of the Assets or any interest therein.

              (e) Condition of Tangible Assets. All buildings, structures, facilities, equipment and other material items of tangible property and assets included in the Assets are in good operating condition and repair, subject to normal wear and maintenance, are usable in the regular and ordinary course of business and conform to all applicable laws, ordinances, codes, rules and regulations relating to their construction, use and operation.

              (f) Title to Assets; Required Approvals. Seller has and shall transfer to Vision 21 and the Managed Practices at the Closing good, valid and marketable title to all of the Assets being sold and transferred hereunder, free and clear of all mortgages, liens, pledges, security interests, charges, claims, restrictions and other encumbrances and defects of title of any nature whatsoever, except as set forth in SCHEDULE 3.1(f). Except as set forth in
SCHEDULE 3.1(f), no consent, approval, waiver or authorization is required to be obtained by Seller from any third party with respect to the assignment to Vision 21 and the Managed Practices of any contract, agreement, lease, or other right or obligation of Seller other than pursuant to those leases the failure of which to obtain would not, individually or in the aggregate, have a material adverse effect upon the conduct of the Practice. Seller shall use its best efforts to obtain all such consents, approvals, waivers and authorizations with respect to those items disclosed on SCHEDULE 3.1(f) before and after the Closing.

              (g) Taxes. Seller has filed all tax returns and forms required to be filed with respect to the Practice, and has paid in full all taxes, estimated taxes, interest, penalties, assessments and deficiencies which have become due with respect to the Practice, or will do so prior to the Closing Date. Such returns and forms are true and correct in all material respects, and Seller is not required to pay any other tax except as shown on such returns. Seller is not a party to any pending action or proceeding and, to Seller's knowledge, there is no action or proceeding threatened by any government or authority against Seller for the assessment or collection of any tax and no resolved claim for assessment or collection of any tax has been asserted against Seller. The Physician is not a "foreign person" as described in Section 1445 of the Internal Revenue Code of 1986, as amended. There is no pending proceeding to reduce the assessed valuation of any portion of the Assets. Seller has delivered to Vision 21 and the Managed Practices a true and complete copy of its federal and state tax returns for the years ended December 31, 1995, December 31, 1996, and December 31, 1997, which tax returns are or shall be accompanied by all notes and schedules filed therewith. Such tax returns fairly present the financial position of Seller for the periods covered thereby.

              (h) Absence of Changes. Since December 31, 1997, Seller has not:

                  (i) incurred any liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice, or discharged or satisfied any lien or encumbrance, or paid any liabilities, other than in the ordinary course of business consistent with past practice, or failed to pay or discharge when due any liabilities of which the failure to pay or discharge has caused or will cause any material damage or risk of material loss to Seller or any of its Assets or properties;

                  (ii) sold, encumbered, assigned or transferred any of its Assets or properties;

                  (iii) created, incurred, assumed or guaranteed any indebtedness for money borrowed, or mortgaged, pledged or subjected any of the Assets to any mortgage, lien, pledge, security interest, conditional sales contract or other encumbrance of any nature whatsoever;

                  (iv) made or suffered any amendment or termination of any material agreement, contract, commitment, lease or plan to which it is a party or by which it is bound, or canceled, modified or waived any substantial debts or claims held by it or waived any rights of substantial value, whether or not in the ordinary course of business;

                  (v) suffered any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the Practice and its related operations, assets, properties, prospects or condition (financial or otherwise) or suffered any repeated, recurring or prolonged shortage, cessation or interruption of supplies or utility or other services required to conduct the Practice;

                  (vi) suffered any material adverse change in the Practice and its related operations, assets, properties, prospects or condition (financial or otherwise);

                  (vii) received notice or had knowledge of any actual or threatened labor trouble, strike or other occurrence, event or condition of any similar character which has had or might have an adverse effect on the Practice or its related operations, Assets, properties, prospects or condition (financial or otherwise);

                  (viii) increased or decreased the salaries or other compensation of, or made any advance (excluding advances for ordinary and necessary business expenses) or loan to, any of its employees or made any increase in, or any addition to, other benefits to which any of its employees may be entitled other than in the ordinary course of business consistent with past practice; provided, however, that the parties acknowledge and consent to the change in Debra Pazo Johnson's salary which occurred during such period;

                  (ix) changed any of the accounting principles followed by it or the methods of applying such principles; or

                  (x) entered into any transaction other than in the ordinary course of business consistent with past practice.

              (i) Financial Statements; Consistent Treatment of Expenses. Seller has delivered to Vision 21 and the Managed Practices Seller's unaudited balance sheets and unaudited statements of income and cash flows for the fiscal years ended December 31, 1995, December 31, 1996, and December 31, 1997, and Seller's unaudited balance sheet and unaudited statements of income and cash flows for the four (4) month period ended April 30, 1998, (collectively, the "Financial Statements"). Except as set forth on SCHEDULE 3.1(i), the Financial Statements, including the notes thereto, have been prepared utilizing generally accepted accounting principals ("GAAP") consistently applied by Seller in accordance with past practice throughout the periods indicated. The Financial Statements fairly present the financial condition and results of operation of Seller as at the respective dates and for the periods indicated. Except as set forth on SCHEDULE 3.1(i), the Financial Statements reflect all liabilities and obligations of the Seller, accrued, contingent or otherwise that would be required to be reflected thereon, or in the notes thereto, prepared in accordance with GAAP, except for liabilities and obligations incurred in the ordinary course of business since April 30, 1998. For purposes of this Agreement, the term "liabilities" shall include, without limitation, any direct or indirect indebtedness, guaranty, endorsement, claim, loss, damage, deficiency, cost, expense, obligation or responsibility, fixed or unfixed, known or unknown, asserted or unasserted, choate or inchoate, liquidated or unliquidated, secured or unsecured. Seller has, in presenting information concerning Seller's expenses to Vision 21 for the purpose of determining the Seller's value, separated out those expenses which shall be borne by the Managed Practices following the acquisition contemplated in this Agreement in a manner which is consistent with the treatment of expenses which shall be the responsibility of the Managed Practices pursuant to the business management agreements in effect with each of such Managed Practices.

              (j) Compliance with Law; Authorizations. Seller has complied in all material respects with, and is not in any material violation of, any law, ordinance or governmental or regulatory rules or regulations, whether federal, state, local or foreign, to which Seller and the Practice and its related operations, Assets or properties are subject ("Regulations"). Seller owns, holds, possesses or lawfully uses in the operation of the Practice all franchises, licenses, permits, easements, rights, applications, filings, registrations and other authorizations ("Authorizations") which are material for Seller to conduct the Practice as currently conducted or for the ownership and use of the assets owned or used by Seller in the conduct of the Practice, free and clear of all liens, charges, restrictions and encumbrances and in compliance with all Regulations. Seller is not in default, nor has Seller received any notice of any claim of default, with respect to any such Authorization. All such Authorizations are renewable by their terms or in the ordinary course of business without the need to comply with any special qualification procedures or to pay any amounts other than routine filing fees. None of such Authorizations will be adversely affected by the consummation of the transactions contemplated hereby.

              (k) Litigation. No litigation, including any arbitration, investigation or other proceeding of or before any court, arbitrator or governmental or regulatory official, body or authority is pending or, to the best knowledge of Seller and Physician, threatened against Seller or Physician or relates to the Assets or the transactions contemplated by this Agreement, nor does Seller or Physician know of any reasonably likely basis for any such litigation, arbitration, investigation or proceeding, the result of which could adversely affect Seller, Physician, the Assets or the transactions contemplated hereby or thereby. Neither Seller nor Physician is a party to or subject to the provisions of any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which may adversely affect Seller, Physician, the Assets or the transactions contemplated hereby.

              (l) Labor Matters. Seller has not suffered any strike, slowdown, picketing or work stoppage by any union or other group of employees affecting the Practice. Seller is not a party to any collective bargaining agreement, no such agreement determines the terms and conditions of employment of any employee of Seller, no collective bargaining agent has been certified as a representative of any of the employees of Seller, and no representation campaign or election is now in progress with respect to any of the employees of Seller. Seller has complied and is in compliance in all material respects with all laws and regulations relating to the employment of labor, including, without limitation, provisions relating to wages, hours, collective bargaining, occupational safety and health, equal employment opportunity and the withholding of income taxes and social security contributions. Seller has paid its employees all wages, commissions and accruals for earned vacation, personal days and sick leave owing through the Closing Date. Except as described in SCHEDULE 3.1(l), the consummation of the transactions contemplated hereby will not cause Vision 21 or the Managed Practices to incur or suffer any liability relating to, or obligation to pay, any severance, termination or other payment to any person or entity and any such claim made against Vision 21 or the Managed Practices for reason of any termination or separation of any employee on or before Closing, or otherwise resulting from the sale of the Assets pursuant to this Agreement, shall be the sole responsibility of Seller. No employee of Seller has any contractual right to continued employment by Seller following the consummation of the sale of the Assets pursuant to this Agreement and Vision 21 and the Managed Practices shall be free to offer employment to such employees of Seller as Vision 21 and the Managed Practices may determine and on such terms and conditions as Vision 21 and the Managed Practices may determine; provided, however, that the parties acknowledge that the non-shareholder professionals of the Practice have a contractual right to one month's severance pay if they are involuntarily terminated. Set forth in SCHEDULE 3.1(l) is an accurate and complete list of all employees employed by Seller in the Practice showing as to each the nature of the employee's job, years of service, the amount or rate of compensation, all accruals of vacation, personal days, sick leave, and any other benefits due the employee and other matters which may be reasonably required by Vision 21 and the Managed Practices.

              (m) Employee Benefit Plans. Seller neither sponsors nor maintains any employee benefit plans except as described in SCHEDULE 3.1(m). The Seller is not a contributing employer under any multiemployer plan (as such term is defined in Section 3(37) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) nor has it withdrawn from participation in any such plan after 1979. The Seller has not entered into any agreement to provide, nor does it otherwise have any obligation to provide, any individual and/or his designated beneficiary with any medical, life insurance or other fringe benefits, following his retirement or other termination of employment, other than pension benefits payable pursuant to its employee pension benefit plans (as such term is defined in Section 3(2) of ERISA) described in SCHEDULE 3.1(m). Any employee benefit plans (as such term is defined in Section 3(3) of ERISA) maintained or sponsored by Seller for the benefit of Seller's employees and described in SCHEDULE 3.1(m) are in compliance in all material respects with the applicable provisions of ERISA and the regulations promulgated thereunder as presently applied, and have so complied during all prior periods during which such provisions were applicable. Seller has complied in all material respects with the provisions of ERISA applicable to it as employer, plan sponsor, plan administrator or fiduciary of any such employee benefit plans with respect to any such employee benefit plans maintained by Seller or to which Seller was obligated to contribute funds (or any other plan or individual arrangement which may not be subject to ERISA). Seller has (i) made all contributions required of it by law (including, without limitation, ERISA) or contract; and (ii) is and has been in compliance with the material terms and provisions of all such employee benefit plans. Seller has no accrued but unpaid obligations with respect to any of such employee benefit plans except as set forth in the Financial Statements or SCHEDULE 3.1(i).

              (n) Necessary Assets; Location of Brandon Practice Assets. The Assets include all rights and property necessary to the conduct of the Practice in the manner it is presently conducted by Seller and no property excluded from the Assets hereof constitutes property or rights material to the Practice. None of the Assets which are currently located at the Brandon Practice have been moved to the Brandon Practice from other Practice locations within the six (6) months immediately preceding the Closing Date.

              (o) Availability of Documents; Compliance with Due Diligence Requests. Seller has made available to Vision 21 and the Managed Practices copies of all documents including, without limitation, all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, trademarks, trade names, service marks and applications therefor listed in this Agreement or in the Schedules to this Agreement. Such copies are true and complete and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder. Prior to the Closing Date, the Seller and Physician shall have provided true and correct copies to Vision 21 and the Managed Practices or answered truthfully in writing all items described in Vision 21's written due diligence list which has been provided to the Seller by Vision 21 prior to the date first above written.

              (p) Conditions Affecting Seller. There is no fact, development or threatened development with respect to the markets, products, services, clients, patients, facilities, personnel, vendors, suppliers, operations, Assets or prospects of the Practice which are known to Seller which would materially adversely affect the Practice or the operations, prospects or condition (financial or otherwise) of Seller considered as a whole, other than such conditions as may affect as a whole the economy or the practice of medicine generally. Seller and Physician have used their respective best efforts to keep available for Vision 21 and the Managed Practices the services of the employees, agents, patients and suppliers of Seller active in the conduct of the Practice. Seller does not have any reason to believe that any loss of any employee, agent, patient or supplier or other advantageous arrangement will result because of the consummation of the transactions contemplated hereby.

              (q) Real Property. All real property (including, without limitation, all interests in and rights to real property) and improvements located thereon which are owned or leased by Seller and used in connection with the Practice or included in the Assets (the "Real Property") is listed on
SCHEDULE 3.1(q). The use and operation of the Real Property is in compliance in all material respects with all applicable building code, environmental, zoning and land use laws, and other applicable local, state and federal laws and regulations, including, without limitation, those laws and regulations relating to the generation, transportation, storage and disposal of medical waste. No portion of the Real Property is the subject of, or affected by, any condemnation or eminent domain proceeding or any covenant or other restriction preventing or limiting Seller's right to convey right, title and interest in the Real Property or to use the Real Property for the various purposes for which the Real Property is currently being used. Each lease with respect to the Real Property is in full force and effect and has not been assigned, modified, supplemented or amended. Neither Seller nor the landlord under any lease is in material default of the terms of any such lease and, to Seller's knowledge, no circumstances or state of facts currently exist which, with the giving of notice or the passage of time or both would permit the landlord under any lease to terminate such lease.

              (r) Medicare and Medicaid Programs. Physician and each professional employee of the Seller are qualified for participation in the Medicare and Medicaid programs, and the Seller is party to provider agreements for such programs which are in full force and effect with no events of default having occurred thereunder. Seller, Physician and each professional employee of the Seller have timely filed all claims or other reports required to be filed prior to the Closing Date with respect to the purchase of services by third-party payors ("Payors"), including but not limited to Medicare and Medicaid programs. All such claims or reports are complete and accurate in all material respects. Seller has paid or has properly recorded on the Financial Statements all actually known and undisputed refunds, discounts or adjustments which have become due pursuant to such claims, and Seller does not have any material liability to any Payor with respect thereto, except as has been reserved for in the Seller's Financial Statements or set forth on SCHEDULE 3.1(i). There are no pending appeals, overpayment determinations, adjustments, challenges, audits, litigation, or notices of intent to reopen Medicare and/or Medicaid claims determinations or other reports required to be filed by Seller, Physician or a professional employee of Seller in order to be paid by a Payor for services rendered. None of the Seller, Physician or any professional employee of Seller has been convicted of, or pled guilty or nolo contendere to, patient abuse or neglect, or any other Medicare or Medicaid program-related offense. None of the Seller, Physician or any professional employee of the Seller has committed any offense which may serve as the basis for suspension or exclusion from the Medicare and Medicaid programs, including but not limited to, defrauding a government program, loss of a license to provide health services, and failure to provide quality care.

              (s) Fraud and Abuse. None of the Seller, Physician or any professional employee of the Seller has engaged in any activities which are prohibited under 42 U.S.C. ss.ss. 1320-7, 7a or 7b or 42 U.S.C. ss.1395nn (subject to the exceptions set forth in such legislation), or the regulations promulgated thereunder or pursuant to similar state or local statutes or regulations, or which are prohibited by rules of professional conduct, including but not limited to the following:

                  (i) knowingly and willfully making or causing to be made a false statement or representation of a material fact in any application for any benefit or payment;

                  (ii) knowingly and willfully making or causing to be made a false statement or representation of a material fact for use in determining rights to any benefit or payment;

                  (iii) failure to disclose knowledge by a Medicare or Medicaid claimant of the occurrence of any event affecting the initial or continued right to any benefit or payment on the claimant's behalf or on behalf of another, with intent to fraudulently secure such benefit or payment;

                  (iv) knowingly and willfully offering, paying, soliciting or receiving any remuneration (including any kickback, bribe, or rebate), directly or indirectly, in cash or in kind (1) in return for referring an individual to a person for the furnishing or arranging for the furnishing of any item or service for which payment may be made in whole or in part by Medicare or Medicaid, or
(2) in return for purchasing, leasing, or ordering, or arranging for or recommending purchasing, leasing, or ordering any good, facility, service, or item for which payment may be made in whole or in part by Medicare or Medicaid; and

                  (v) referring a patient for designated health services (as defined in 42 U.S.C. ss.1395nn) or providing designated health services to a patient upon a referral from an entity or person with which Seller or an immediate family member has a financial relationship, and to which no exception under 42 U.S.C. ss.1395nn applies.

              (t) Ownership of Competitors. Except for Seller's ownership of the Brandon Practice, neither Seller nor the Physician owns, directly or indirectly, any of the capital stock of any other corporation or any equity, profit sharing, participation or other interest in any corporation, partnership, joint venture or other entity that is engaged in a business that is a competitor of Vision 21 or the Seller.

              (u) Prohibitions on the Corporate Practice of Medicine and Optometry. To the best of the Seller's and Physician's knowledge, the actions, transactions or relationships arising from, and contemplated by this Agreement, do not violate any law, rule or regulation relating to the corporate practice of medicine or optometry. Seller and Physician accordingly agree that neither Seller nor Physician will, in an attempt to void or nullify any document contemplated herein or any relationship involving Vision 21, the Managed Practices, Seller or Physician, sue, claim or assert that any such document contemplated herein or any such relationship violates any law, rule or regulation relating to the corporate practice of medicine or optometry and expressly warrant that this Section is valid and enforceable by Vision 21, and recognizes that Vision 21 has relied upon the statements herein in closing this acquisition.

              (v) Commitments. Except as set forth on SCHEDULE 3.1(v) or as otherwise disclosed pursuant to this Agreement, neither Seller nor Physician (with respect to the Practice) is a party to nor bound by, nor are the Assets bound by, whether or not in writing, any of the following (collectively, "Commitments"):

                  (i) partnership or joint venture agreement;

                  (ii) guaranty or suretyship, indemnification or contribution agreement or performance bond;

                  (iii) debt instrument, loan agreement or other obligation relating to indebtedness for borrowed money or money lent or to be lent to another;

                  (iv)   contract to purchase real property;

                  (v) agreement relating to any material matter or transaction in which an interest is held by a person or entity that is an affiliate of Seller;

                  (vi) agreement for the acquisition of services, supplies, equipment, inventory, fixtures or other property, or agreements with public relations or advertising agencies, accountants or attorneys (other than in connection with this Agreement and the transactions contemplated hereby) involving more than $2,000 in the aggregate;

                  (vii)  powers of attorney;

                  (viii) contracts containing non-competition covenants;

                  (ix) agreements with Payors and contracts to provide medical or health care services; or

                  (x) any other agreement or commitment not made in the ordinary course of business or that is material to the business, operations, condition (financial or otherwise) or results of operations of Seller.

Except as set forth on SCHEDULE 3.1(v) and to Seller's and Physician's best knowledge, there are no existing or asserted defaults, events of default or events, occurrences, acts or omissions that, with the giving of notice or lapse of time or both, would constitute defaults by Seller or Physician or, to the best knowledge of Seller and Physician, any other party to a Commitment, and no penalties have been incurred nor are amendments pending, with respect to the Commitments. The Commitments are in full force and effect and are valid and enforceable obligations of Seller and Physician, and to the best knowledge of Seller and Physician, are valid and enforceable obligations of the other parties thereto, in accordance with their respective terms, and no defenses, off-sets or counterclaims have been asserted or, to the best knowledge of Seller and Physician, may be made by any party thereto (other than Seller and Physician), nor has Seller or Physician waived any rights thereunder. Except as set forth on
SCHEDULE 3.1(v), no consents or approvals are required under the terms of any agreement listed on SCHEDULE 3.1(v) in connection with the transactions contemplated herein, including, without limitation, the transfer of any such agreement pursuant to this Agreement. Except as set forth on SCHEDULE 3.1(v), neither Seller nor Physician has received notice of any plan or intention of any other party to any Commitment to exercise any right to cancel or terminate any Commitment, and neither Seller nor Physician knows of any fact that would justify the exercise of such a right.

              (w) Insurance. Seller, Physician and each professional employee of Seller carries property, liability, malpractice and such other types of insurance pursuant to the insurance policies listed and briefly described on
SCHEDULE 3.1(w) (the "Insurance Policies"). The Insurance Policies are all of the insurance policies of the Seller, Physician and each professional employee of Seller relating to the business of Seller and the Assets. All of the Insurance Policies are issued by insurers of recognized responsibility, and, to the best knowledge of the Seller and Physician, are valid and enforceable policies, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies. Except as set forth in SCHEDULE 3.1(w), no consent or approval is required for, and no other impediment or restriction exists that will prohibit or limit, the transfer of any such Insurance Policies included within the Assets in accordance with the terms of this Agreement. All Insurance Policies shall be maintained in force without interruption up to and including the Closing Date. Neither Seller nor Physician has received any notice or other communication from any issuer of any Insurance Policy cancelling such policy, materially increasing any deductibles or retained amounts thereunder, and to the actual knowledge of Seller and Physician, no such cancellation or increase of deductibles, retainages or premiums is threatened. Neither Seller nor Physician has any outstanding claims, settlements or premiums owed against any Insurance Policy, and Seller and Physician have given all notices or have presented all potential or actual claims under any Insurance Policy in due and timely fashion. In the three (3) years before the effective date of this Agreement, neither Seller nor Physician has filed a written application for any professional liability insurance coverage which has been denied by an insurance agency or carrier, and the Seller, Physician and each professional employee employed by Seller have been continuously insured for professional malpractice claims for at least the past seven (7) years (or the period of Physician's or such professional employee's employment by Seller, if shorter). SCHEDULE 3.1(w) also sets forth a list of all claims under any Insurance Policy in excess of $10,000 per occurrence filed by Seller, Physician or any professional employee employed by the Seller in the three years before the effective date of this Agreement.

              (x) Intentions. The Physician intends to continue practicing medicine on a part-time basis for at least the next two (2) months with the Seller in accordance with the terms of the Shareholder Physician Employment Agreement and does not know of any fact or condition that materially adversely affects, or in the future is reasonably likely to materially adversely affect, his ability or intention to practice medicine on a part-time basis for the next two (2) months with the Seller in accordance with the terms of the Shareholder Physician Employment Agreement.

              (y) Accounts Receivable/Payable. The accounts receivable of Seller relating to the Practice reflected on the Seller's Financial Statements (the "Accounts Receivable"), to the extent uncollected on the date hereof, are, and the accounts receivable of Seller relating to the ownership and operation of the Practice to be reflected on the books of Seller on the Closing Date will be, valid, existing and collectible within six (6) months from the Closing Date (taking into consideration the allowance for doubtful accounts set forth in the Financial Statements) using reasonably diligent collection methods taking into account the size and nature of the receivable, and represent amounts due for goods sold and delivered or services performed. There are not, and on the date of Closing there will not be, any refunds, discounts, set-offs, defenses, counterclaims or other adjustments payable or assessable with respect to the Accounts Receivable. Seller has collected Accounts Receivable only in the ordinary course and has not changed collection procedures or methods nor accelerated the pace of such collection efforts in anticipation of the transactions contemplated in this Agreement. Seller has paid accounts payable in the ordinary course and has not changed payment procedures or methods nor delayed the timing of such payments in anticipation of the transactions contemplated in this Agreement.

              (z) Completeness of Disclosure. Neither this Agreement, nor any Schedule, Exhibit, list, certificate or other instrument or document furnished by Seller or Physician to Vision 21 and the Managed Practices pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading. Neither Seller nor Physician has failed to disclose to Vision 21 or the Managed Practices any event, condition or fact which Seller or Physician knows, or has reasonable grounds to know, may materially adversely affect the Assets or the operations, prospects or condition (financial or otherwise) of the Practice.

         3.2. Representations and Warranties of Vision 21. Vision 21 hereby represents and warrants to Seller, the Physician and the Managed Practices that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on that date:

              (a) Corporate Existence. Vision 21 is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida.

              (b) Corporate Power and Authorization. Vision 21 has the power, authority and legal right to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligation of Vision 21 enforceable against Vision 21 in accordance with its terms.

              (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by Vision 21 do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which Vision 21 is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to Vision 21, (iii) the Articles of Incorporation or By-Laws of Vision 21, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which Vision 21 is a party or by which Vision 21 is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by Vision 21.

              (d) Completeness of Disclosure. Neither this Agreement nor any other instrument or document furnished by Vision 21 to Seller, the Physician or the Managed Practices pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

              (e) Employment of Seller's Employees. Vision 21 does not currently intend to change the existing composition or employment terms of any of the non-professional personnel which have employment arrangements with Seller on the effective date of this Agreement (except as is necessary for Vision 21 to employ such individuals pursuant to the Business Management Agreement). Vision 21 reserves the right, however, to change the number, composition or employment terms of such non-professional personnel in the future.

         3.3 Representations and Warranties of Managed Medical Practice. The Managed Medical Practice hereby represents and warrants to Seller, the Physician, the Managed Optometric Practice and Vision 21 that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on that date:

              (a) Corporate Existence. The Managed Medical Practice is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida.

              (b) Corporate Power and Authorization. The Managed Medical Practice has the power, authority and legal right to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Managed Medical Practice enforceable against the Managed Medical Practice in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting creditors' rights generally or the availability of equitable remedies, or the Florida or federal laws and regulations related to the practice of medicine.

              (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by the Managed Medical Practice do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which the Managed Medical Practice is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Managed Medical Practice, (iii) the Articles of Incorporation or By-Laws of the Managed Medical Practice, or (iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Managed Medical Practice is a party or by which the Managed Medical Practice is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Managed Medical Practice.

              (d) Completeness of Disclosure. Neither this Agreement nor any other instrument or document furnished by the Managed Medical Practice to Seller, the Physician, the Managed Optometric Practice or Vision 21 pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

              (e) Patient Notifications. The Managed Medical Practice shall promptly and with due diligence notify the medical patients of the Seller of the sale of Seller's medical practice and the disposition of medical records through letters to patients and/or advertisements in a local newspaper (as set forth in Section 455.667(11), Florida Statutes), at the Managed Medical Practice's sole cost.

         3.4 Representations and Warranties of Managed Optometric Practice. The Managed Optometric Practice hereby represents and warrants to Seller, the Physician, the Managed Medical Practice and Vision 21 that the following are true and correct as of the date hereof and shall be true and correct as of the Closing Date as if made on that date:

              (a) Corporate Existence. The Managed Optometric Practice is a professional association duly organized, validly existing and in good standing under the laws of the State of Florida.

              (b) Corporate Power and Authorization. The Managed Optometric Practice has the power, authority and legal right to execute, deliver and perform this Agreement, and this Agreement constitutes the legal, valid and binding obligation of the Managed Optometric Practice enforceable against the Managed Optometric Practice in accordance with its terms.

              (c) Validity of Contemplated Transactions. The execution, delivery and performance of this Agreement by the Managed Optometric Practice do not and will not violate, conflict with or result in the breach of any term, condition or provision of, or require the consent of any other party under (i) any existing law, ordinance, or governmental rule or regulation to which the Managed Optometric Practice is subject, (ii) any judgment, order, writ, injunction, decree or award of any court, arbitrator or governmental or regulatory official, body or authority which is applicable to the Managed Optometric Practice, (iii) the Articles of Incorporation or By-Laws of the Managed Optometric Practice, or
(iv) any mortgage, indenture, agreement, contract, commitment, lease, plan or other instrument, document or understanding, oral or written, to which the Managed Optometric Practice is a party or by which the Managed Optometric Practice is otherwise bound. No authorization, approval or consent of, and no registration or filing with, any governmental or regulatory official, body or authority is required in connection with the execution, delivery and performance of this Agreement by the Managed Optometric Practice.

              (d) Completeness of Disclosure. Neither this Agreement nor any other instrument or document furnished by the Managed Optometric Practice to Seller, the Physician, the Managed Medical Practice or Vision 21 pursuant to this Agreement, contains any untrue statement of a material fact or omits to state any material fact required to be stated herein or therein or necessary to make the statements and information contained herein or therein not misleading.

                ARTICLE IV - CONDITIONS PRECEDENT TO THE CLOSING

         4.1. Conditions Precedent to Obligations of Vision 21 and the Managed Practices. All obligations of Vision 21 and the Managed Practices under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

              (a) Compliance with this Agreement. Seller and Physician shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to the Closing.

              (b) Due Diligence. Vision 21 and the Managed Practices shall have completed to their satisfaction a due diligence review of Seller, Physician, the Practice and the Assets, which shall include verification that the Practice has been run in the ordinary course since December 31, 1997, and that the Assets, liabilities, obligations, revenues, vendor relations and patient relations of Seller are as represented to and anticipated by Vision 21 and the Managed Practices. Seller agrees to cooperate and make available to Vision 21, the Managed Practices and their employees and accountants, all of Seller's books and records and to make available Seller's officers, employees and agents in assisting Vision 21 and the Managed Practices to complete their due diligence investigations. Vision 21 and the Managed Practices may conduct their due diligence investigations from the date first above written to, and including, the Closing Date.

              (c) No Adverse Changes. No change other than as contemplated or permitted by this Agreement, or other than in the ordinary course, shall have occurred with respect to the business, operations, prospects or condition (financial or otherwise) of the Practice or any of the Assets, which shall have been material and adverse to Seller.

              (d) Consents and Approvals. Vision 21 and the Managed Practices shall have received those written consents and approvals necessary or desirable for the transfer of the Assets to Vision 21 and the Managed Practices.

              (e) Removal of Liens. Seller shall have obtained valid, binding and enforceable releases, satisfactions and discharges of all liens, charges and encumbrances affecting the Assets.

              (f) Amendment to Business Management Agreement. Vision 21 and the Managed Medical Practice shall have entered into the Amendment.

              (g) Lease Agreements. Physician and his spouse shall have entered into the Lease Agreements.

              (h) Shareholder Physician Employment Agreement. The Managed Medical Practice and the Physician shall have entered into the Shareholder Physician Employment Agreement.

         4.2. Conditions Precedent to Seller's and Physician's Obligations. All obligations of Seller and Physician under this Agreement are subject to the fulfillment or satisfaction, prior to or at the Closing, of each of the following conditions precedent:

              (a) Compliance with this Agreement. Vision 21 and the Managed Practices shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing.

              (b) Lease Agreements. Vision 21 shall have entered into the Lease Agreements.

              (c) Shareholder Physician Employment Agreement. The Managed Medical Practice shall have entered into the Shareholder Physician Employment Agreement.

         4.3. Risk of Loss Prior to Closing. The risk of any loss, destruction or other damage to the Assets, other than ordinary wear and tear, prior to the completion of the Closing, shall be solely that of Seller.

                             ARTICLE V - [RESERVED]

                    ARTICLE VI - INDEMNIFICATION AND REMEDIES

         6.1. Indemnification Obligation of Seller and Physician. From and after the Closing, Seller and Physician, jointly and severally, shall reimburse, indemnify and hold harmless Vision 21, and the Managed Practices, and their successors and assigns (an "Indemnified Buyer Party") against and in respect of:

              (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Buyer Party that result from, relate to or arise out of:

                  (i) any and all liabilities and obligations of Seller of any nature whatsoever not disclosed in this Agreement and expressly assumed by Vision 21 or the Managed Practices;

                  (ii) any and all actions, suits, claims, or legal, administrative, arbitration, governmental or other proceedings or investigations against any Indemnified Buyer Party that relate to Seller or the Practice in which the principal event giving rise thereto occurred prior to the Closing Date or which result from or arise out of any action or inaction of Seller or any employee, agent, representative or subcontractor of Seller prior to the Closing Date; or

                  (iii) any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Seller under this Agreement or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Vision 21 or the Managed Practices pursuant hereto or in connection with the negotiation, execution or performance hereof; and

              (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses and court costs) incident to any of the foregoing or to the enforcement of this
Section 6.1.

         6.2. Indemnification Obligation Of Vision 21 and the Managed Practices. From and after the Closing, Vision 21 and the Managed Practices shall reimburse, indemnify and hold harmless Seller, Physician and their respective successors and assigns (an "Indemnified Seller Party") and Vision 21 and the Managed Practices shall reimburse, indemnify and hold harmless each other (and each other's successor and assigns), against and in respect of:

              (a) any and all damages, losses, deficiencies, liabilities, costs and expenses incurred or suffered by any Indemnified Seller Party (or Vision 21 or the Managed Practices, as the case may be) that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Vision 21 or the Managed Practices under this Agreement (unless the parties have waived the same) or from any misrepresentation in or omission from any certificate, schedule, exhibit, statement, document or instrument furnished to Seller (or Vision 21 or the Managed Practices, as the case may be) pursuant hereto or in connection with the negotiation, execution or performance hereof; and

              (b) any and all actions, suits, claims, proceedings, investigations, demands, assessments, audits, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) incident to any of the foregoing or to the enforcement of this Section 6.2.

         6.3. Procedure for Indemnification Claims. If at any time a claim shall be made or threatened, or an action or proceeding shall be commenced or threatened, against a party hereto (the "Aggrieved Party") which could result in liability of the other party (the "Indemnifying Party") under its indemnification obligations hereunder, the Aggrieved Party shall give to the Indemnifying Party prompt notice of such claim, action or proceeding. Such notice shall state the basis for the claim, action or proceeding and the amount thereof (to the extent such amount is determinable at the time when such notice is given) and shall permit the Indemnifying Party to assume the defense of any such claim, action or proceeding (including any action or proceeding resulting from any such claim). Failure by the Indemnifying Party to notify the Aggrieved Party of its election to defend any such claim, action or proceeding within a reasonable time shall be deemed a waiver by the Indemnifying Party of its right to defend such claim, action or proceeding; provided, however, that the Indemnifying Party shall not be deemed to have waived its right to contest and defend against any claim of the Aggrieved Party for indemnification hereunder based upon or arising out of such claim, action or proceeding.

         If the Indemnifying Party assumes the defense of any such claim, action or proceeding, the obligation of the Indemnifying Party as to such claim, action or proceeding shall be limited to taking all steps necessary in the defense or settlement thereof and, to the extent the Indemnifying Party is liable for indemnification hereunder, to holding the Aggrieved Party harmless from and against any and all losses, damages and liabilities caused by or arising out of any settlement approved by the Indemnifying Party or any judgment or award rendered in connection with such claim, action or proceeding. The Aggrieved Party agrees to cooperate and make available to the Indemnifying Party all books and records and such officers, employees and agents as are reasonably necessary and useful in connection with the defense. The Aggrieved Party may participate, at its expense, in the defense of such claim, action or proceeding provided that the Indemnifying Party shall direct and control the defense of such claim, action or proceeding; provided, however, if in the reasonable opinion of the Aggrieved Party any such claim, action or proceeding involves an issue or matter which, if adversely determined, would have a materially adverse effect on the Aggrieved Party, then the Aggrieved Party shall have the right to control the defense or settlement of any such claim, action or proceeding and its reasonable costs and expenses shall be included as a part of the indemnification obligation of the Indemnifying Party. The Indemnifying Party shall not, with respect to any such claim, action or proceeding, consent to the entry of any judgment or award, or enter into any settlement, except with the prior written consent of the Aggrieved Party, which consent shall not be unreasonably withheld; provided, however, in the case of any such judgment, award or settlement for money, it shall be a condition thereto that the Indemnifying Party shall acknowledge its obligation to indemnify the Aggrieved Party pursuant to this Article VI; and provided, further, that any such judgment, award or settlement include, as an unconditional term thereof, the release of the Aggrieved Party from all liability by the third party claimant or plaintiff.

         6.4. [RESERVED].

         6.5. Indemnification Limitations. Notwithstanding the provisions of Sections 6.1 and 6.2, no party shall be required to indemnify another party with respect to a breach of a representation, warranty or covenant unless the claim for indemnification is brought within one (1) year after the Closing Date, except that a claim for indemnification for a breach of the representations and warranties contained in Sections 3.1(a), 3.1(b), 3.1(d), 3.1(f), 3.2(a), 3.2(b),
3.3(a) and 3.3(b) may be made at any time, and a claim for indemnification for a breach of the representations and warranties contained in Sections 3.1(g), 3.1(k), 3.1(m), 3.1(r), 3.1(s) and 8.13 may be made at any time within the applicable statute of limitations.

         6.6. Other Rights and Remedies Not Affected. The indemnification rights of the parties under this Article VI are independent of and in addition to such rights and remedies as the parties may have at law or in equity or otherwise for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, including, without limitation the right to seek an injunction against the violation of any of the terms hereof or in aid of the exercise of any power granted hereby or by law, the right to seek specific performance, recision or restitution, none of which rights or remedies shall be affected or diminished hereby. All rights, powers, options or remedies afforded to the parties hereunder or by law shall be cumulative and not alternative and the exercise of a party's right, power, option or remedy shall not bar other rights, powers, options or remedies allowed herein or by law. The indemnification obligations hereunder shall survive the consummation of the transactions described herein. Should either party employ an attorney or attorneys to enforce any of the provisions hereof, or to protect its interest in any matter arising hereunder, or to recover damages for the breach hereof, the party prevailing shall be entitled to recover from the other party all reasonable costs, charges and expenses, including attorney's fees, the value of time charged by paralegals and/or other staff members operating under the supervision of an attorney, and other legal costs, expended or incurred in connection therewith, before, during and subsequent to any litigation, including arbitration and appellate proceedings, bankruptcy or similar debtor/creditor proceedings, and proceedings to enforce any indemnity agreement herein contained.

                        ARTICLE VII- POST CLOSING MATTERS

         7.1. Survival of Representations and Warranties. All representations, warranties, agreements and obligations made by the parties in this Agreement or in any certificate, schedule, document or instrument furnished hereunder or in connection with the negotiation, execution and performance of this Agreement shall survive the Closing. Notwithstanding any investigation or audit conducted before or after the Closing Date or the decision of any party to complete the Closing, each party shall be entitled to rely upon the representations and warranties set forth herein and therein and each such representation and warranty shall be deemed to be material.

         7.2. Maintenance of Books and Records. Each of Seller, Physician, Vision 21 and the Managed Practices shall preserve until the fifth anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Assets, liabilities or business of the Practice prior to the Closing Date. After the Closing Date, Seller and Physician shall provide Vision 21 and the Managed Practices with access, upon prior reasonable written request specifying the need therefor, during regular business hours, to (a) Seller and the employees of Seller and (b) the books of account and records of Seller, and Vision 21 and the Managed Practices and their representatives shall have the right to make copies of such books and records.

         7.3. Discharge of Business Obligations. From and after the Closing Date, Seller shall pay and discharge, in accordance with past practice but not less than on a timely basis, all obligations and liabilities incurred prior to the Closing Date in respect of the Practice which are not assumed by Vision 21 pursuant to Section 1.6.

         7.4. Payments Received. Seller, Physician, Vision 21 and the Managed Practices each agree that after the Closing they will hold and will promptly transfer and deliver to the other, from time to time as and when received by them, any cash, checks with appropriate endorsements (using their best efforts not to convert such checks into cash) or other property that they may receive on or after the Closing Date which properly belongs to the other party, and will account to the other for all such receipts. From and after the Closing, Vision 21 and the Managed Practices shall have the right and authority to endorse without recourse the name of Seller on any check or any other evidences of indebtedness received by Vision 21 or the Managed Practices on account of the Practice and the Assets transferred to Vision 21 and the Managed Practices, hereunder.

         7.5. Audit. Vision 21 or the Managed Practices may cause an audit of the Financial Statements to be conducted by Ernst & Young LLP or such other auditor of Vision 21's selection, the cost of which shall be borne by Vision 21 whether or not the Closing takes place. Except as otherwise provided in this Section, all items prepared by Ernst & Young LLP in connection with the audit (the "Prepared Audit Materials") shall be for use solely by Vision 21. The Prepared Audit Materials shall not be deemed to include those items that customarily remain the property of the auditors such as their working papers and internal memos. Seller and Physician represent and warrant to Vision 21 that the preparation of audited financial statements will not take an unreasonable amount of time or be of unreasonable cost and that the audited financial statements will not materially differ from the unaudited financial statements. Seller and Physician agree to fully cooperate with any such audit and provide any documentation reasonably requested by the auditor in order to complete such audit. Should the Seller reimburse Vision 21 for one-half (1/2) of the expenses set forth herein with respect to the audit and pay any remaining balance owed to Ernst

& Young LLP, if any, it shall be entitled to copies of the Prepared Audit Materials. Seller agrees to submit to and fully cooperate with a Medicare audit to be conducted by Corcoran Consulting, the cost of which shall be paid for or reimbursed by Vision 21 whether or not the Closing takes place. All information obtained in connection with the Medicare audit shall be made available to Vision 21.

         7.6. Non-Compete. As part of the consideration hereof, neither Seller nor Physician shall for a period of five (5) years from the Closing Date directly or indirectly (a) engage in any medical or optometric practice management business (except for Seller's and/or Physician's management of their own medical practice) within the State of Florida, (b) solicit the employees of Vision 21 to become employed by Seller or Physician or otherwise terminate their employment relationship with Vision 21, or (c) render advice or assistance, or have any interest in, or provide any services to any competitor of Vision 21; provided, however, that (i) ownership of no more than five percent (5%) of the stock of a publicly traded corporation engaged in a competitive business shall not be deemed to be engaging in a competing business, (ii) Seller's ownership of a medical practice outside of Pasco County, Florida, including the Brandon Practice (and Physician's and Seller's managing of, and consulting with and operating on patients at, a medical practice outside of Pasco County, Florida, including the Brandon Practice) shall not be deemed to be engaging in a competing business, provided that neither Seller nor the Physician shall solicit patients of the Practice to terminate their relationship with the Practice and/or be treated at a medical practice outside of Pasco County, Florida, including the Brandon Practice, and (iii) Seller shall be entitled to hire the individuals specified on SCHEDULE 7.6 without violating this Section. Seller and Physician acknowledge that violation of such covenant not to compete would cause irreparable harm to Vision 21 which cannot be fully redressed by payment of damages by Seller and/or Physician. Accordingly, Vision 21 shall be entitled in addition to any other right or remedy it may have, at law or in equity, to an injunction, enjoining or restraining Seller and/or Physician from any violation or threatened violation of this Section. If any of the rights or restrictions contained herein shall be deemed by a court of competent jurisdiction to be unenforceable by reason of the extent, duration or geographical scope thereof or any other provision of this Agreement, the parties hereto contemplate that the court shall reduce such extent, duration, geographical scope or other provision and enforce this Section in its reduced form for all purposes in the manner contemplated hereby. The restrictive covenants contained within this Section shall not be enforceable by Vision 21 or the Managed Practices if Vision 21 fails to pay Seller the Purchase Price or fails to discharge the liabilities and obligations identified on SCHEDULE 1.6 when due. The foregoing provisions shall not be construed to prohibit advertisements in broadcast or print media initiated outside of and targeting patients outside of Pasco County, Florida, which incidentally can be viewed, heard or read within Pasco County, Florida.

         7.7. Seller and Physician Confidentiality Covenant. From the date hereof, the Seller and Physician shall not, directly or indirectly, use for any purpose, other than in the performance of Physician's duties under the Employment Agreement, or disclose to any third party, any information of Vision 21 (whether written or oral), including any business management or economic studies, patient lists, proprietary forms, proprietary business or management methods, marketing data, fee schedules, or trade secrets of Vision 21, and including the terms and provisions of this

Agreement and any transaction or document executed by the parties pursuant to this Agreement. Notwithstanding the foregoing, the Seller and Physician may disclose information that the Seller or Physician can establish (a) is or becomes generally available to and known by the public or medical community (other than as a result of an unpermitted disclosure directly or indirectly by Seller or Physician or their respective affiliates, advisors, or representatives); (b) is or becomes available to the Seller or Physician on a nonconfidential basis from a source other than Vision 21 or its affiliates, advisors or representatives, provided that such source is not and was not bound by a confidentiality agreement with or other obligation of secrecy to Vision 21 or its affiliates, advisors or representatives of which the Seller or Physician has knowledge; or (c) has already been or is hereafter independently acquired or developed by the Seller or Physician without violating any confidentiality agreement with or other obligation of secrecy to Vision 21, or its affiliates, advisors or representatives. Without limiting the other possible remedies to Vision 21 for the breach of this covenant, Seller and Physician agree that injunctive or other equitable relief shall be available to enforce this covenant, such relief to be without the necessity of posting a bond, cash or otherwise. The Seller and Physician further agree that if any restriction contained in this Section 7.7 is held by any court to be unenforceable or unreasonable, a lesser restriction shall be enforced in its place and the remaining restrictions contained herein shall be enforced independently of each other.

         7.8. Release of Physician From Practice Liabilities. Vision 21 shall use its best efforts to obtain from third party creditors the release of Physician from any personal liabilities relating to the Practice which are identified on SCHEDULE 1.6 and assumed by Vision 21 pursuant to the terms of this Agreement. If Vision 21 has not obtained the release of Physician from such personal liabilities within thirty (30) days of the Closing Date, Vision 21 shall pay such personal liabilities in full within five (5) days after the expiration of such thirty (30) day period.

         7.9. Employment Agreements of Non-Shareholder Professionals. Seller and Physician shall use their best efforts to cause all non-shareholder ophthalmologists and optometrists employed by Seller to terminate their existing employment agreements effective as of the Closing Date and to enter into the Non-Shareholder Physician Employment Agreement and the Optometrist Employment Agreements, as applicable.

         7.10. Additional Actions and Documents. From and after the Closing Date, Seller and Physician will take or cause to be taken such further actions, and execute, deliver and file such further documents and instruments as Vision 21 or the Managed Practices may request from time to time to evidence the transfer of the Assets to Vision 21 and the Managed Practices and to fully effectuate the purposes and terms of this Agreement.

                          ARTICLE VIII - MISCELLANEOUS

         8.1. Taxes. Vision 21 shall pay all state and local sales, documentary and other transfer taxes, if any, due under Florida law as a result of the purchase, sale or transfer of the Assets in accordance therewith whether imposed by law on Seller, Physician, Vision 21 or the Managed Practices, and Vision 21 shall indemnify, reimburse and hold harmless Seller in respect of the liability for payment of or failure to pay any such taxes or the filing of or failure to file any reports required in connection therewith.

         8.2. Expenses. Except as otherwise provided in this Agreement, each party hereto shall pay its own expenses incidental to the preparation of this Agreement, the carrying out of the provisions hereof and the consummation of the transactions contemplated hereby.

         8.3. Contents of Agreement. This Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof. It shall not be amended or modified, and no provision hereof shall be waived, except by written instrument duly executed by each of the parties hereto. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

         8.4. Assignment and Binding Effect. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties. Subject to the foregoing, all of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the permitted successors and assigns of the parties.

         8.5. Waiver. No delay or failure on the part of either party in exercising any right hereunder, and no partial or single exercise hereof, will constitute a waiver of such right or of any other right hereunder.

         8.6. Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given only if delivered personally or sent by overnight, registered or certified mail, postage prepaid, as follows:

         If to Vision 21, to:

         Vision Twenty-One, Inc.
         7209 Bryan Dairy Road
         Largo, Florida 34777
         Attention: Richard T. Welch, Chief Financial Officer

         With a copy to:

         Darrell C. Smith, Esquire
         Shumaker, Loop & Kendrick
         Suite 2800, Barnett Plaza
         101 East Kennedy Blvd.
         Tampa, Florida 33602

         If to Seller or Physician, to:

         David A. Johnson, M.D.
         1807 Richardson Place
         Tampa, Florida  33606

         With a copy to:

         John B. Neukamm, Esq.
         Ketchey Horan, P.A.
         100 North Tampa Street, Suite 1900
         Tampa, Florida  33601-0500

         If to the Managed Medical Practice, to:

         Sever, Pusateri & Cortelli, M.D., P.A.
         13602 North 46th Street
         Tampa, Florida  33613
         Attention: Raymond J. Sever, M.D., President

         With a copy to:

         Barbara R. Pankau, Esquire
         Shumaker, Loop & Kendrick, LLP
         Suite 2800, Barnett Plaza
         101 East Kennedy Boulevard
         Tampa, Florida  33602

         If to the Managed Optometric Practice, to:

         Optometric Associates of Florida, P.A.
         7209 Bryan Dairy Road
         Largo, Florida  34777
         Attention: Theodore N. Gillette, President

         With a copy to:

         Darrell C. Smith, Esquire
         Shumaker, Loop & Kendrick, LLP
         Suite 2800, Barnett Plaza
         101 East Kennedy Boulevard
         Tampa, Florida  33602

or to such other address as the addressee may have specified in a notice duly given to the sender as provided herein. Such notice, request, demand, waiver, consent, approval or other communication will be deemed to have been given as of the date of delivery, in the case of personal delivery, or the delivery or refusal date, as specified on the return receipt, in the case of overnight, registered or certified mail.

         8.7. Governing Law, Venue; Attorneys' Fees. This Agreement shall be governed by and interpreted and enforced in accordance with the laws of the State of Florida. Any judicial proceeding brought against any of the parties to this Agreement based upon any dispute arising out of this Agreement or any matter related hereto shall be brought in the appropriate court of Hillsborough County in the State of Florida or the United States District Court for the Middle District of Florida. By execution and delivery of the Agreement, each of the parties to this Agreement consents to the exclusive jurisdiction of the aforesaid courts and waives any objection to venue therein. The prevailing party in any such proceeding shall be entitled to an award of its attorneys' fees, paralegal fees, costs and expenses incurred at the trial and any and all appellate levels and in any proceedings in Bankruptcy Court.

         8.8. No Benefit to Others. The representations, warranties, covenants and agreements contained in this Agreement are for the sole benefit of the parties hereto and, in the case of Article VI hereof, the other Indemnified Parties, and their heirs, executors, administrators, legal representatives, successors and assigns, and they shall not be construed as conferring any rights on any other persons.

         8.9. Headings, Gender and "Person". All section headings contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement. Words used herein, regardless of the number and gender specifically used, shall be deemed and construed to include any other number, singular or plural, and any other gender, masculine, feminine or neuter, as the context requires. Any reference to a "person" herein shall include an individual, firm, corporation, partnership, trust, governmental authority or body, association, unincorporated organization or any other entity.

         8.10. Schedules and Exhibits. All Schedules and Exhibits referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         8.11. Severability. Any provision of this Agreement which is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         8.12. Counterparts. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original and all of which counterparts when taken together shall constitute but one and the same instrument.

         8.13. Brokerage. Each of the parties hereto represents and warrants to the others that no broker is entitled to any commission or similar fee in connection with the making and carrying out of this Agreement.

         8.14. Remedies Not Exclusive. No remedy conferred by any of the specific provisions of this Agreement or any document contemplated in this Agreement is intended to be exclusive of any other remedy so conferred, and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or at equity or by statute or otherwise. The election of one or more remedies hereunder by any party hereto shall not constitute a waiver of the right to pursue other available remedies hereunder.

         8.15. Announcements and Press Releases. Any press releases or any other public announcements by any party hereto concerning this Agreement or the transactions contemplated hereunder shall be approved in advance by the other parties hereto; provided, however, that Vision 21 may make such disclosures as are required under federal and state securities laws in the opinion of counsel for Vision 21.

         8.16. Time of Essence. Time is of the essence of this Agreement.

         IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

                                    "SELLER"

                                    JOHNSON EYE INSTITUTE, P.A.


                                    By: /s/ David A. Johnson, M.D.
                                        ---------------------------------------
                                        David A. Johnson, M.D., its President


                                    "VISION 21"

                                    VISION TWENTY-ONE, INC.


                                    By: /s/ Richard T. Welch
                                        ---------------------------------------
                                       Richard T. Welch, Chief Financial Officer


                                    "MANAGED PRACTICES"

                                    SEVER, PUSATERI & CORTELLI, M.D.,P.A.


                                    By: /s/ Raymond J. Sever, M.D.
                                        ---------------------------------------
                                         Raymond J. Sever, M.D., President


                                    OPTOMETRIC ASSOCIATES OF FLORIDA, P.A.


                                    By: /s/ Theodore N. Gillette
                                       ----------------------------------------
                                        Theodore N. Gillette, President


                                    "PHYSICIAN"


                                     /s/ David A. Johnson, M.D.
                                     ------------------------------------------
                                        David A. Johnson, M.D.